EXHIBIT 99.1

Current Development Activity

        The following table summarizes Archstone’s development communities under construction as of September 30, 2001 (dollar amounts in thousands):

                                                                                               Actual or       Expected
                                                                    Total                     Expected Date  Stabilization
                                          Number of   Archstone    Expected    Start Date   for First Units      Date           %
                                            Units     Investment Investment¹ (Quarter/Year) (Quarter/Year)² (Quarter/Year)   Leased ³
East Region:
   Denver, Colorado:
     Archstone Commons Phase I.........          273 $    10,158 $     46,654      Q3/01           Q4/02             Q3/03              N/A
   Stamford, Connecticut:
     Archstone Stamford................          160      23,596       30,773      Q3/00           Q4/01             Q2/02              N/A
   Washington, D.C.:
     Archstone Governor's Green II.....          140       6,223       17,056      Q2/01           Q3/02             Q1/03              N/A
     Archstone Van Dorn................          285      10,803       42,435      Q3/01           Q4/02             Q4/03              N/A
      Total Washington, D.C............          425      17,026       59,491
       Total East Region...............          858 $    50,780 $    136,918
West Region:
   Los Angeles County, California
     Archstone Playa Del Rey...........          305 $    25,614 $     76,335      Q2/01           Q1/03             Q2/04              N/A
   Orange County, California:
     Archstone Mission Viejo...........          216      25,765       34,574      Q3/00           Q4/01             Q3/02              N/A
   San Diego, California:
     Archstone Mission Valley..........          736      93,827      106,328      Q4/99           Q3/00             Q4/01           91.71%
   San Francisco (Bay Area),California:
     Archstone Willow Glen.............          412      66,672       69,581      Q3/99           Q4/00             Q1/02           74.51%
   Ventura County, California:
     Archstone Moorpark................          312      29,644       40,283      Q3/00           Q4/01             Q4/02              N/A
       Total West Region...............        1,981 $   241,522 $    327,101
        Total Communities
          Under Construction...........        2,839 $   292,302 $    464,019
                                         =========== =========== ============

(1)	Represents total budgeted land and development costs.
(2)	Represents the quarter that the first completed units were occupied (or are expected to be occupied).
(3)	The percentage leased is based on leased units divided by total number of units in the community (completed and under construction) as of September 30, 2001. A “N/A” indicates the communities where Lease-Up has not yet commenced. Archstone begins leasing units prior to completion of the entire community.